Exhibit 3.1
ARTICLES OF INCORPORATION
OF
FIRST PRIORITY FINANCIAL CORP.
          FIRST. The name of the corporation is First Priority Financial Corp. (the “Company”).
          SECOND. The location and post office address of its principal place of business is Two West Liberty Boulevard, Malvern, Chester County, Pennsylvania 19355.
          THIRD. The Company is organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania for the purpose of engaging in any lawful act or activity for which a corporation may be organized under the laws of the Commonwealth of Pennsylvania.
          FOURTH. The term for which the institution is to exist is perpetual.
          FIFTH. The aggregate number of shares of capital stock which the Company shall have authority to issue is 20,000,000, divided into two classes consisting of 10,000,000 shares of preferred stock of the par value of $100.00 each (the “Preferred Stock”) and 10,000,000 shares of common stock of the par value of $1.00 each (“Common Stock”).
          SIXTH. The Preferred Stock may be issued from time to time as a class without series, or if so determined by the board of directors of the Company, either in whole or in part in one or more series. There is hereby expressly granted to and vested in the board of directors of the Company authority to fix and determine (except as fixed and determined herein), by resolution, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of the unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Company. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

          SEVENTH. The name and business address of the sole incorporator is as follows:

Name	Address

Melissa Zeiders	17 North Second Street, 16th Floor Harrisburg, PA 17108-1670
          The initial board of directors shall consist of the following individuals divided into the following classes:

Class I	Class II	Class III

Vincent P. Small, Jr.	John K. Desmond, Jr.	Lawrence E. Donato
David E. Sparks	Mary Ann Messner	Alan P. Novak
William L. Wetty	Scott J. Tarte	Mel A. Shaftel
Richard M. Wesselt
          EIGHTH. Except as set forth in Article TWELFTH, each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Company. No holder of record of Common Stock shall be entitled to cumulate such holder’s votes for the election of directors.
          NINTH. The management, control and government of the Company shall be vested in a board of directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Company from time to time. The initial board of directors named herein shall serve only until the first annual meeting of shareholders. Thereafter, the directors of the Company shall be divided into three classes: Class I, Class II and Class III. Each class shall be as nearly equal in number as possible. If the number of Class I, Class II and Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of each Class shall be three (3) years; provided, however, that the term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Company in 2008, the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Company in 2009; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Company in 2010, so that, after the expiration of each such initial term, the terms of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election of directors by the shareholders of the Company held during and after 2007, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.
          TENTH. No holder of any class of capital stock of the Company shall have preemptive rights, and the Company shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holders of any class of capital stock of the Company.

          ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders of the Company are entitled to cast and a majority vote of the board of directors shall be required to approve any of the following:
(a)	any merger or consolidation of the Company with or into any bank, other corporation or entity;

(b)	any share exchange in which a bank, corporation, person or entity acquires the issued or outstanding shares of capital stock of the Company pursuant to a vote of shareholders;

(c)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any bank or other corporation, person or entity; or

(d)	any transaction similar to, or having similar effect as, any of the foregoing transactions, if, in any case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such bank, other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Company issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Company are then entitled to cast.
          If any of the transactions identified above in this Article ELEVENTH is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Company issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Company are then entitled to cast, then either (i) a vote of 80% of the members of the board of directors and the affirmative vote of shareholders entitled to cast at least two thirds of the votes which all shareholders are entitled to cast, or (ii) a majority vote of the board of directors and the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, shall be required to approve any such transactions.
          An affirmative vote as provided in any of the foregoing provisions of this Article ELEVENTH shall be in lieu of the vote of the shareholders otherwise required by law.
          The board of directors of the Company shall have the power and duty to determine, for purposes of this Article ELEVENTH on the basis of information known to the board, if and when such bank, other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Company issued outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Company are then entitled to cast, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Company may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast. The provisions of this

Article ELEVENTH shall not apply to any transaction which is approved in advance by 80% of the members of the board of directors of the Company, at a meeting duly called and held.
          The foregoing provisions of this Article ELEVENTH shall expire on December 1, 2010. Thereafter, the vote required to approve any transactions referred to in this Article ELEVENTH shall be only such vote of the board of directors and shareholders as may then be required by applicable provisions of Pennsylvania law.
          TWELFTH. Subsection 1. No Person or Group Acting in Concert shall Acquire Voting Control of the Company, at any time, except in accordance with the provisions of Article ELEVENTH and this Article TWELFTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” and “Person” as used in this Article TWELFTH are defined in subsection 4 hereof.
          Subsection 2. If Voting Control of the Company is acquired, in violation of this Article TWELFTH all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under subsection 4 hereof to confer Voting Control of the Company (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article TWELFTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Company based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of capital stock of the Company), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action, but this subsequent reduction in voting rights shall be effected only once. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under subsection 4 of this Article to confer Voting Control of the Company shall not be deemed to be excess shares if such shares are held by an employee benefit plan qualified under the Internal Revenue Code of 1986, as amended and established by the Company (a “Plan”).
          Subsection 3. The provisions of this Article TWELFTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Company entitled to cast 80% or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article TWELFTH) and such transaction was approved in advance by the board of directors of the Company.
          Subsection 4. For purposes of this Article TWELFTH:
          A. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

          B. “Voting Control” means the sole or shared power to vote or to direct the voting of or to dispose or to direct the disposition of, more than nineteen and nine tenths percent (19.9%) of the issued and outstanding common stock of the Company; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Company shall not constitute Voting Control of the Company, (ii) a Plan which holds more than 19.9% of the voting shares of the Company shall not be deemed to have Voting Control of the Company, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Plan shall not be deemed to have Voting Control of the Company either (A) as a result of their control of the Plan, and/or their beneficial interest in voting shares held by the Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by the Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of the Plan (iv) any Person who holds more than 19.9% of the voting shares of the Company on the date the Company receives its Certificate of Authority to do business in the Commonwealth of Pennsylvania shall not be deemed to have Voting Control of the Company.
          C. “Group Acting in Concert” includes Persons seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the board of directors of the Company solely as a result of their board membership, (ii) the members of the board of directors of the Company as a result of their solicitation, holding and voting of proxies or (iii) any member or all the members of the board of directors of the Company, and any Plan and the trustees, administrative committee members and employee beneficiaries thereof.
          D. The term “Person” includes a bank, a savings association, an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.
          Subsection 5. This Article TWELFTH shall not apply to the purchase of securities of the Company by underwriters in connection with a public offering of such securities by the Company or by a holder of shares of capital stock of the Company with written consent of the board of directors of the Company; provided, however, that purchasers of securities of the Company from any underwriter shall be subject to the provisions of this Article TWELFTH.
          The board of directors of the Company shall have the power and duty to determine, for purposes of this Article TWELFTH on the basis of information known to the board, if and when such other Person has acquired Voting Control of the Company, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Article TWELFTH. Any such determination shall be conclusive and binding for all purposes of this Article TWELFTH.
          THIRTEENTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, and the power of the shareholders of the Company to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Company.
          FOURTEENTH. The authority to make, amend, alter, change or repeal the Bylaws of the Company is hereby expressly and solely granted to and vested in the board of directors of the Company, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast except that Section 2.15 of the Bylaws of the Company and Article VI of the Bylaws of the Company relating to the limitation of director’s liability and indemnification of directors, officers and others may not be amended to increase the exposure of liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 80% of the entire board of directors or by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.
          FIFTEENTH. The board of directors of the Company, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Company, (b) merge or consolidate the Company with a bank or another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, may, in considering the best interests of the Company, give due consideration to all relevant factors they deem appropriate including, without limitation, the effects of the proposed transaction on any or all constituent groups, including shareholders, depositors, employees, suppliers, customers and other constituents of the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located, the business reputation or other characteristics of the other party, and the short-term and long-term best interests and prospects and long-term plans of the Company and any benefits from the continued independence of the Company.
          SIXTEENTH. To the fullest extent permitted by all laws of the Commonwealth of Pennsylvania and any other applicable law, a director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office under the Pennsylvania Business Corporation Law of 1988, as amended, or any successor statute, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Article shall not apply with respect to the responsibility or liability of a Director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.
          SEVENTEENTH. The Company reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles EIGHTH and ELEVENTH through SEVENTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Company entitled to cast at least 80% of all votes which shareholders of the Company are then entitled to cast, or (b) the affirmative vote of 80% of the members of the board of directors of the Company and the affirmative vote of shareholders of the Company entitled to cast at least a majority of all votes which shareholders of the Company are then entitled to cast.
          IN WITNESS WHEREOF, the incorporator has signed these Articles of Incorporation as of the 13th day of February, 2007.

FIRST PRIORITY FINANCIAL CORP.
/s/ Melissa Zeiders
Melissa Zeiders
(Incorporator)